COMPUTATION OF EARNINGS PER SHARE
                 AND EQUIVALENT SHARES OF COMMON STOCK
                              (Unaudited)
             (thousands except share and per share amounts)


                                          Three Months Ended       Nine Months Ended
                                          ------------------       -----------------
                                         Sept. 27,   Sept. 28,    Sept. 27,   Sept. 28,
                                            1997        1996         1997       1996
                                         --------    --------     --------    --------
Average Shares Outstanding
1.  Weighted average number of shares
of common stock outstanding during the
period                                  8,169,643   8,155,390    8,166,325   6,890,919

2.  Net additional common equivalent
shares assuming exercise of common stock
warrants as computed under the treasury
stock method                                9,874      11,139       10,273      12,128
                                        ---------   ---------    ---------   ---------
3.  Weighted average number of shares
and equivalent shares of common stock
outstanding during the period           8,179,517   8,166,529    8,176,598   6,903,047
                                        =========   =========    =========   =========
Income (Loss)
4.  Net income (loss) available for
common stock                           $    1,833  $    2,843   $   (2,015) $   (1,450)
                                        =========   =========    =========   =========
Per Share Amounts
5.  Earnings (loss)                    $     0.22  $     0.35   $    (0.25) $    (0.21)
                                        =========   =========    =========   =========


 Earnings (loss) per share is computed by dividing net income (loss) available for common stock, by weighted average number of shares of common stock and common stock equivalents (warrants), unless anti-dilutive, outstanding during the periods.